Proxy Voting Results:

On December 30, 2015, a special meeting of the shareholders of the Rational Funds (the “Funds”) of the Mutual Fund and Variable Insurance Trust (formerly the Huntington Funds Trust) (the “Trust”) was held at the offices of the Trust for the following purposes:

To elect three Trustees to serve on the Board of Trustees until the next meeting of shareholders at which Trustees are elected:

	For	Against	Abstain
Funds:
Tobias Caldwell	19,760,291	—	224,146
Stephen P. Lachenauer	19,760,291	—	224,146
Donald McIntosh	19,760,291	—	224,146

To approve an advisory agreement between the Trust and Rational Advisors, Inc. with regard to each Fund:

	For	Against	Abstain
Dividend Capture Fund	9,378,596	8,936	54,099
Global Select Markets Fund	753,511	3,849	8,853
Real Strategies Fund	1,217,369	3,682	0
Situs Fund	1,491,483	14,212	12,079
Balanced Allocation Fund	841,021	22,876	10,850

To approve a proposal to permit Rational Advisors, Inc., as the investment adviser to the Funds, to hire and replace subadvisors or to modify sub advisory agreements without shareholder approval:

	For	Against	Abstain
Dividend Capture Fund	9,304,954	80,835	55,842
Global Select Markets Fund	753,154	4,561	8,498
Real Strategies Fund	1,215,602	5,449	0
Situs Fund	1,478,277	26,845	12,652
Balanced Allocation Fund	806,799	55,184	12,764

To approve a sub-advisory agreement between Rational Advisors, Inc. and The Cambridge Strategy (Asset Management) Limited with regard to the Global Select Markets Fund:

	For	Against	Abstain
Global Select Markets Fund	753,511	3,566	9,136